DISTRIBUTION AGREEMENT

This Agreement, effective as of the date of execution below, is made by and between ISORAY MEDICAL, INC., a company with a principal place of business located at 350 Hills Street, Ste. 106, Richland, WA 99354-5411 (hereinafter “IsoRay”), and BIOCOMPATIBLES, INC., a company with a principal place of business located at 115 Hurley Road, Building 3B, Oxford, Connecticut 06478 and affiliates (hereinafter “Biocompatibles”).  IsoRay and Biocompatibles are together referred to as the “Parties”.

REPRESENTATIONS AND WARRANTIES

WHEREAS, IsoRay, as Manufacturer, is in the business of manufacturing and selling certain Cesium isotope (“Cs-131”) radioactive source medical and related products used in the brachytherapy treatment of prostate and other cancers;

WHEREAS, Biocompatibles, as Distributor, is in the business of manufacturing, marketing, distributing, and selling various medical and related products used in the brachytherapy treatment of prostate and other cancers;

WHEREAS, IsoRay desires to expand the market presence for its brachytherapy products in the treatment of cancer in the United States (herein referred to as the “Territory”), by having Biocompatibles distribute IsoRay’s Cs-131 radioactive source products (herein referred to collectively as the “Products”);

WHEREAS, Biocompatibles represents that it is in compliance in all material respects with all applicable governmental Laws and requirements of Regulatory Authorities relating to its activities hereunder, including reporting and licensure requirements to allow Biocompatibles to receive, store, transport, and generally conduct the distribution of the Products, as well as other non-radioactive medical products in a proper and legal manner in the Territory, and for purposes of this Agreement, "Laws" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty; and  "Regulatory Authorities" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, in each case as such authorities hold responsibility for granting regulatory manufacturing, distribution and/or marketing approval for a Product in any part of the Territory;

WHEREAS, as specified herein, IsoRay wishes to engage Biocompatibles to distribute the Products in the Territory and Biocompatibles wishes to accept said engagement desires;

WHEREAS as a condition of the execution of this Distribution Agreement, the Parties have also agreed to amend that certain Service Agreement dated March 1, 2006 by and among Biocompatibles (as successor in interest to Advanced Care Medical, Inc.) and IsoRay to provide for renewal, extension and added products and services by  Biocompatibles;

NOW THEREFORE, in consideration of the above recitals, the covenants and conditions contained in this Agreement, and other good and valuable consideration the Parties agree as follows:

1.	EXCLUSIVE CO-DISTRIBUTION IN TERRITORY.

1.1.
Appointment.  Subject to all the terms and conditions of this Agreement, IsoRay hereby appoints Biocompatibles for the Term of this Agreement as the exclusive co-distributor of the Products to customers located within the Territory.  For the purposes of clarity, the term “co-distributor” shall mean that with the exception of IsoRay and its internal or external sales personnel as further set forth in Section 5.5 and subject to Section 1.3 below, Biocompatibles will be the only other distributor of the Products. Biocompatibles accepts these appointments and agrees to use all commercially reasonable efforts to promote the sale of the Products in the Territory.  Biocompatibles hereby agrees to acquire Cs-131 radioactive source products exclusively from IsoRay as agreed to by the Parties for the treatment of prostate, lung and ocular melanoma cancers.

1.2.	Transfer Price. The transfer price, as more particularly described in Exhibit A-1, shall include [**].

1.3.
Loss of Exclusivity.  If sales volume of the Products sold by Biocompatibles pursuant to this Agreement during the quarter ended [**] (the "Trial Period") does not equal or exceed [**] cases, then IsoRay shall have the right, but not the obligation, to convert this Agreement into a nonexclusive agreement effective the first day of the second calendar month following the end of the Trial Period, i.e., [**]. If IsoRay elects to exercise such right, it shall provide Biocompatibles with written notice of the loss of its co-exclusive rights on or before  the tenth (10th) day of the first month following the end of the Trial Period, i.e. [**]. If written notice is not given by IsoRay by such tenth (10th) day, then Biocompatibles’ exclusive rights shall be maintained. Future minimum sales volumes shall be as follows (the “Initial Sales Targets”):

Quarter Ending	Number of Cases
[**]	[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If the Agreement is renewed as provided in Section 2.1 below, during each subsequent quarter following the quarter ended [**], the number of cases sold will be subject to a new addendum  as mutually agreed to by the parties (the "Subsequent Sales Targets").  If any of the Initial Sales Targets or Subsequent Sales Targets are not met, then IsoRay shall have the right, but not the obligation, to convert this Agreement into a nonexclusive agreement effective the first day of the second calendar month following the end of the quarter during which the Initial or Subsequent Sales Targets, as the case may be, were not met. If IsoRay elects to exercise such right, it shall provide Biocompatibles with written notice of the loss of its co-exclusive rights on or before the tenth day of the first month following the end of the quarter in which the Initial or Subsequent Sales Target was not met.  If written notice is not given by IsoRay by such tenth (10th) day, then Biocompatibles’ exclusive rights shall be maintained. For example, in the quarter ended [**], at least [**] cases must be sold to maintain exclusivity, and if this amount is not sold, IsoRay could convert this Agreement into a nonexclusive agreement effective as of [**] provided that IsoRay gives notice of its exercise of such right by [**]. In the event IsoRay converts this Agreement into a nonexclusive agreement as set forth above, IsoRay shall [**].

2.	TERM.

2.1.	Initial Term. The initial term of this Agreement shall commence as of the effective date hereof and continue through December 31, 2011.

2.2.	Renewal. The initial term shall be automatically renewed for periods of one (1) year unless canceled ninety (90) days prior to the end of the initial term or any renewal term thereafter.

3.	PURCHASING AND FULFILLMENT.

3.1.
Ordering Process.  Biocompatibles shall place orders for IsoRay Products in a mutually agreed-upon written or electronic form, providing in each case all information required by IsoRay to complete and fill each order.  IsoRay shall provide a specified form for said ordering process.  Purchase Orders are subject to the price schedule per Exhibit A-1, and the specifications and product insert per Exhibit A-2, attached hereto and incorporated by reference.  Purchase Orders are subject to the order/shipping schedule per Exhibit D, which may change as required by IsoRay and is attached hereto and incorporated by reference.  Purchase Orders shall be directed as follows:

IsoRay, Inc.
Customer Service
350 Hills Street, Ste. 106
Richland, WA 99354-5411
509-375-5329 phone
509-267-3670 e fax
wkucera@isoray.com

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2.
Authority To Receive Radioactive Materials.  Biocompatibles represents and warrants that Biocompatibles is in possession of all regulatory and nuclear licenses in order to allow Biocompatibles to receive, store, transport, and generally conduct the distribution of the Products, as well as other non-radioactive medical Products in a proper and legal manner in the Territory.  Biocompatibles further agrees and warrants to remain continually authorized to receive radioactive materials at the ship-to location.  Upon written request as provided herein in paragraph 15.3, Biocompatibles shall further provide IsoRay all appropriate documentation for confirmation of said authority to receive radioactive materials.

3.3.
Packaging and Shipping.  IsoRay shall ship to the Biocompatibles location in Oxford, CT unless otherwise agreed in writing.  Shipment of accepted Orders shall use carriers chosen by Biocompatibles and agreeable to IsoRay and shall be scheduled for delivery on or before the delivery date specified.  IsoRay shall not be responsible for any failure of a carrier to meet its delivery schedule.

Shipment is F.O.B. IsoRay, Richland, WA:

Title and risk of loss passes to Biocompatibles upon leaving IsoRay’s production facility.  IsoRay will pack Products in a manner suitable for shipment to enable Products to withstand the normal effects of shipping, including handling during loading and unloading, all in accordance with IsoRay’s normal packing and shipping practices for radioactive medical devices and related products.

3.4.
Shipping And Handling Within Territory.  All storage, handling, duties, taxes and transportation costs subsequent to receipt by Biocompatibles in Oxford, CT shall be the responsibility of [**], with exceptions of returns due to product quality or non-conformity.

4.	INVOICES AND PAYMENTS TO ISORAY.

4.1.
Invoices.  Within [**] days of each month end, IsoRay will invoice Biocompatibles for all Purchase Orders shipped during the month just ended.  The invoice will include the Purchase Order number and applicable detail.  Per Exhibit A, the transfer price used for the invoice will be based on the number of cases shipped during the month just ended.

4.2.
Payment.  Payment of all Invoices is due in full within [**] days of the Invoice Date.  Biocompatibles shall be entitled to a [**] percent ([**]%) discount if paid within [**] days of the Invoice Date.  All invoicing and payments shall be in U.S. dollars.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.	MARKETING BY BIOCOMPATIBLES.

5.1.
General.   Biocompatibles shall be responsible for all sales, marketing, and distribution of the Products to its customers.  Notwithstanding the foregoing, IsoRay will provide training to Biocompatibles on its  Products and access to marketing and other materials relating to distribution of the Products, which training shall consist of a two-day training session and shall include [**].  IsoRay shall set the date, time and location of the training in its sole discretion and shall be responsible for the costs of the location at which the training is held and for the costs of the physician providing the training, who shall be selected by IsoRay.  If Biocompatibles develops any marketing materials for the Products, any such materials must be approved in advance by IsoRay as provided in Section 5.3 below.

5.2.
Trade Practices.  Biocompatibles shall diligently and continuously promote the sale of the Products and shall: (i) avoid deceptive, unfair, misleading, or unethical trade practices that are or might be detrimental to IsoRay, the Products, its customers, or the public, including any disparagement of IsoRay or the Products; (ii) make no false or misleading representations with regard to IsoRay or the Products; (iii) refrain from publishing or employing any misleading or deceptive advertising material; (iv) refrain from disparaging IsoRay or its Products, or from otherwise injuring the reputation and good standing of IsoRay; and (v) conduct its business in a professional manner which will reflect positively upon IsoRay and its business.

5.3.
Advertising and Marketing Materials:  Biocompatibles shall submit for approval by IsoRay all promotional literature, ad copy, and marketing collateral items to be used by Biocompatibles with respect to the promotion of Products, including all such items that use any of the Trademarks for the Products, and shall obtain IsoRay’s approval prior to dissemination or use of such items.  IsoRay shall approve or disapprove, in writing, all items submitted pursuant to the preceding sentence within fifteen (15) days after receipt, and shall not unreasonably withhold said approval.  Biocompatibles shall provide IsoRay with at least three (3) copies of all approved materials concurrent with their deployment by Biocompatibles.

5.4.
Regulatory Compliance:  Biocompatibles shall comply in all material respects with all applicable governmental laws and requirements of Regulatory Authorities relating to its activities hereunder, including reporting and licensure requirements.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5
[**].  The Parties agree to provide each other with [**] within ten days following execution of this Agreement, with the [**] to include (a) [**] from the Party, (b) [**] from the Party and (c) [**] within the next six months.  Such [**] shall be considered "Confidential Information" and subject to the restrictions contained in Section 9 below.  For a period of six months from the date of execution of this Agreement [**], the Parties agree that neither Party shall [**], without prior written consent from the other Party.  The Parties further agree to provide [**] to each other every ninety days throughout the term of this Agreement, commencing on the expiration of the [**], which [**] within the prior ninety (90) days.  All [**] shall be considered "Confidential Information" and subject to the restrictions contained in Section 9 below.  The Parties agree that neither Party shall [**], without prior written consent from the other Party, for a period of ninety days from the date of such [**].  However, [**], then the Parties agree that [**] without being subject to the restrictions contained in this Section 5.5.  Notwithstanding any provision to the contrary, if [**] then the Parties agree that [**]. Correspondingly, the Parties also agree that [**].  In the event either Party desires to maintain the [**] otherwise expressly provided in this Section 5.5, then such Party shall notify the other Party in writing which shall consider such request on a case-by-case basis and provide a written response of its decision, including [**].

5.6
Limitation of Certain Accounts Under Certain Conditions. In the event IsoRay [**], Biocompatibles shall [**]. To exercise this right, Biocompatibles must notify IsoRay in writing which notice shall include [**] and shall be given, if at all, within ten (10) days after [**].

5.6.1	“Maintenance Period” shall mean the lesser of the [**].

5.6.2
“[**]” shall mean [**]. Any [**] shall [**]. IsoRay may require reasonable documentation from Biocompatibles to demonstrate [**]. If Biocompatibles does not provide the [**] as contemplated above then the [**].

5.6.3	“[**] Calculations” shall mean the [**].

6.	TRADEMARKS.

6.1.
Promotion and Sales.  Biocompatibles shall promote and sell its own products and the Products under each company’s respective Trademarks and market names.  Biocompatibles specifically shall in all cases promote and refer to the Products with the name(s): PROXCELANTM, Cesium-131 Brachytherapy Seeds together with Biocompatibles’ own Trademarks “Real Time StrandTM”, “RTSTM”, “VariStrandTM”, StandardStrandTM, EchoStrandTM, and “AnchorSeedTM”.  Nothing herein shall be deemed to give either Biocompatibles or IsoRay, either during the term of this Agreement or thereafter, any right to trademarks or copyrights of the other Party.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2.
Use By Biocompatibles.  Biocompatibles shall not use the Trademarks of IsoRay in any manner likely to confuse, mislead or deceive the public, or to be injurious or inimical to the interests of IsoRay.  IsoRay shall retain sole ownership of all goodwill associated with its Products, as represented and symbolized by IsoRay’s Trademarks.

6.3.
Use By IsoRay.  IsoRay shall not use the Trademarks of Biocompatibles in any manner likely to confuse, mislead or deceive the public, or to be injurious or inimical to the interests of Biocompatibles. Biocompatibles shall retain sole ownership of all goodwill associated with its products, as represented and symbolized by the Biocompatibles’ Trademarks.

7.	PRODUCT WARRANTY AND LIMITATIONS OF LIABILITY.

7.1.
Product Warranty.  IsoRay warrants to Biocompatibles only that Products, when delivered to customers pursuant to this Agreement, shall conform in all material respects with the Customer Order specifications in Exhibit E and with the specifications and product inserts in Exhibit A-2 and shall be free from material defects in construction, materials and workmanship.

7.2.
Limitation of Liability.  Other than the indemnity provisions above and the warranty and other remedies expressly specified herein, IsoRay’s and its affiliates' entire and collective liability arising out of or relating to this Agreement, including without limitation on account of performance or nonperformance of obligations hereunder, regardless of the form of the cause of action, whether in contract, tort (including without limitation gross negligence but not including intentional torts, fraud, or bad faith), statute or otherwise, shall in no event exceed the amounts paid to IsoRay under this Agreement for the Products.  EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES OR PARENTS SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR PARENTS FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, OR FOR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY DELAYS, LOSS OF PROFIT, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF A PARTY OR ITS AFFILIATES HAVE BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.  No action, regardless of form, arising out of this Agreement may be brought by either party more than [**] years after the cause of action has accrued.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.	INDEMNIFICATION.

8.1.
Biocompatibles.  Biocompatibles shall bear the cost of liability for any claim for loss, injury, or demand arising out of Biocompatibles’ acts or omissions in connection with the distribution of the Products and other products described herein and agrees to indemnify IsoRay for all such claims.

8.2.
IsoRay.  IsoRay shall bear the cost of liability for any claim for loss, injury, or demand arising out of IsoRay’s acts or omissions in connection with the distribution of the Products described herein and agrees to indemnify Biocompatibles for all such claims.  Further, per Section 7.1 herein, IsoRay warrants to Biocompatibles only that the Products, when delivered to customers pursuant to this Agreement, shall conform in all material respects with the Purchase Order specifications and shall [**].

9.	CONFIDENTIALITY.

9.1.
Confidential Information; Solicitation.  Each of the Parties hereto acknowledges that, from time to time during the term of this Agreement, the Parties hereto may come into the possession of confidential information of the other Party relating to such Party’s customers, operations, activities, intellectual property (including, without limitation, trade secrets and know-how), products and/or services, (collectively, the “Confidential Information”), and that such information is property valuable to the Party that has developed it, and that the Party that has developed it desires to retain it in confidence and withhold it from publication to others, and that such Party has a legitimate business interest in such intent.  Accordingly, each Party hereby agrees that during the term of this Agreement and thereafter, (a) that Party will not copy, communicate or disclose, in any manner, any of the Confidential Information of the other Party, except internally or as otherwise provided herein, (b) that Party will use Confidential Information belonging to the other solely for the purpose(s) for which it was disclosed hereunder or otherwise as contemplated hereby, and (c) that Party will not disclose Confidential Information (including without limitation the terms and conditions of the Agreement) belonging to the other Party, other than to its employees, consultants and/or other third parties reasonably requiring such Confidential Information who are bound by written obligations of nondisclosure and non-use; provided that the foregoing shall not restrict any disclosure by either Party required by applicable law provided that the other Party is given prompt written notice thereof and a reasonable opportunity to review such disclosure and, if applicable, seek a protective order or other method of limiting the scope of such disclosure.  This provision will survive for a period of five (5) years after the date this Agreement is terminated, provided that the recipient's obligations with respect to any particular Confidential Information will terminate at such earlier time as any of the exceptions set forth below in this Section 9.1 first apply.  The term “Confidential Information” shall also include all information of each Party’s affiliates, parents and subsidiaries which would qualify as Confidential Information if it belonged to such Party.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the foregoing, Confidential Information shall not include any information disclosed hereunder that, at the relevant time:  (a) is or becomes available to the public without breach of this Agreement; (b) was previously known by the recipient without obligation of confidentiality as determined by documentary evidence; (c) is received from a third party without breach of any obligation of confidentiality as determined by documentary evidence; (d) is independently developed by recipient without reliance on information disclosed hereunder as determined by documentary evidence; (e) is approved for release by written authorization of the disclosing party (but only to the extent of such authorization).

9.2.
Unlawful Disclosure/Injunction.  Each Party hereto acknowledges that its unlawful disclosure of any Confidential Information of the other may give rise to irreparable injury to the other, or the owner of such information, inadequately compensable to damages.  Accordingly, each Party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available without requirement of posting bond or other security.

9.3.
Customer/Patient Information.  IsoRay agrees that the identities, contact information, Product purchase quantities, etc. of Biocompatibles’ customers disclosed in connection with this Agreement (e.g., hospitals, physicians, and the like as opposed to the patients ultimately receiving implants of the Products) is Confidential Information of Biocompatibles and, so long as it meets the definition of Confidential Information, it is not to be shared by IsoRay with third parties, except as required to IsoRay’s affiliates in order to meet obligations pursuant to this Agreement.  This separate disclosure to IsoRay’s affiliates shall not be deemed to disqualify this information from being considered Confidential Information.

9.4.
Competitive Disclosure Prohibited.  In no event shall a Party be entitled to use any of the other’s Confidential Information, or any derivatives thereof, in connection with the sale or production of any products or services that are competitive with (direct or indirect) or similar to those products and services sold, produced, manufactured, offered for sale, designed or developed by the disclosing Party or any of its affiliates or parent. Each Party agrees to refrain from knowingly infringing, in any manner, directly or indirectly, on any Confidential Information of the other Party (or any of its affiliates or parent), regardless of whether such Confidential Information has been registered, filed or recorded with the United States Patent and Trademark Office, or any similar federal, state or international agency or regulatory body.  Each Party further agrees that it shall comply with all obligations imposed on it by the United States Patent and Trademark Office or any similar federal, state or international agency or regulatory body with respect to the  other Party's intellectual property rights. The obligations of this provision shall survive the termination of this Agreement (a) for the life of the relevant intellectual property rights, in the case of patents and trademarks, and (b) for the applicable period described in Section 9.1, in the case of Confidential Information.

9.5.
Protected Health Information.  The Parties acknowledge that individually-identifiable information concerning the patients scheduled to receive implants of the Products is "Protected Health Information" under 42 U.S.C. §1320d, enacted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and regulations promulgated thereunder, which the Parties are obligated to treat as confidential under such law and regulations, and which may also be covered by other confidentiality laws, rules and regulations.  The Parties agree as follows with respect to Protected Health Information shared with a Party: (a) to maintain the confidentiality of all such patient information in compliance with HIPAA and applicable regulations thereunder, as the foregoing may now exist or hereafter be amended, and other applicable confidentiality laws, rules and regulations, for so long as such obligations apply; (b) to comply with such reasonable or customary obligations with respect to such patient information, as may now or hereafter be imposed upon the other Party by contract with its customers pursuant to HIPAA (e.g., under so-called Business Associate Agreements), provided that the providing Party shall disclose to the recipient Party in writing the nature of its obligations under each such agreement; and (c) to require any of its agents or subcontractors who may become privy to such patient information hereunder to comply with the foregoing to the same extent such Party is obligated to do so, and include in its contracts with any such parties a clause comparable to this clause.

10.	COMPLIANCE WITH ALL APPLICABLE LAWS

10.1.
Biocompatibles - Legal And Regulatory Compliance In The Territory.  Biocompatibles hereby represents and warrants that Biocompatibles is in possession of all regulatory and nuclear licenses in order to allow Biocompatibles to receive, store, transport, and generally conduct the distribution of the Products, as well as other non-radioactive medical products in a proper and legal manner in the Territory.  Upon written request by IsoRay, Biocompatibles shall provide copies of all such regulatory and nuclear licenses to IsoRay for review prior to execution of this Distribution Agreement.

10.2.
IsoRay - Legal And Regulatory Compliance In The Territory.  IsoRay hereby represents and warrants that IsoRay is in possession of all regulatory and nuclear licenses in order to allow IsoRay to manufacture, store, ship, and generally conduct the distribution of the Products, as well as its other non-radioactive medical products in a proper and legal manner in the Territory.  Upon written request by Biocompatibles, IsoRay shall provide copies of all such regulatory and nuclear licenses to Biocompatibles for review prior to execution of this Distribution Agreement.

10.3.
General Compliance – IsoRay.  During the term of this Agreement, IsoRay agrees to comply, in all material respects, with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any applicable governmental authority with respect to the delivery of the Products, including without limitation all requirements regarding labeling and traceability of the Products as processed by IsoRay or its affiliates, as such requirements arise out of or in connection with this Agreement.  IsoRay shall provide all reasonable cooperation to Biocompatibles in connection with Biocompatibles’ compliance with any law, ordinance, rule, regulation, order, license, permit or other requirement regarding the provision of this Agreement.

10.4.
General Compliance – Biocompatibles.  During the term of this Agreement, Biocompatibles shall comply, in all material respects, with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any applicable governmental authority with respect to the sale and delivery of the Products under this Agreement.  Biocompatibles shall provide all reasonable cooperation to IsoRay in connection with IsoRay’s compliance with any law, ordinance, rule, regulation, order, license, permit or other requirement regarding the provision of this Agreement.

11.	CUSTOMER COMPLAINTS AND INCIDENTS.

11.1.
Notification Of Claims To IsoRay.  As soon as practicable after receiving notice of any claim, action or inquiry by the FDA or other applicable Regulatory Authority or court of law relating to alleged non-compliance with the Products’ warranty or any notice with respect to any alleged violation of any Law on the part of the Products, and of any adverse incidents or customer or patient complaints regarding the Products of which Biocompatibles becomes aware — Biocompatibles shall notify IsoRay as provided herein in Section 15.3 with the form titled “Event Report Form,” a copy of which is attached hereto as Exhibit C, and shall consult with IsoRay regarding responses to such claims, actions or inquiries and shall also provide IsoRay with copies of all correspondence in response to such claims, actions or inquiries.  In addition, Biocompatibles shall notify IsoRay of any adverse reaction, malfunction, injury or other similar claims with respect to the Products of which Biocompatibles becomes aware.  In addition, Biocompatibles shall promptly notify IsoRay of any event of a type described above relating to any products or services provided to customers by Biocompatibles in connection with the Products.

11.2.
Notification Of Claims To Biocompatibles.  Similarly, as provided herein in Section 15.3 IsoRay shall notify Biocompatibles as soon as practicable after receiving notice of any claim, action or inquiry by the FDA or other applicable Regulatory Authority or court of law relating to alleged non-compliance with the Products’ warranty affecting the Products generally or any notice with respect to any alleged violation of any Law on the part of the Products generally, and of any adverse incidents or customer or patient complaints regarding the Products of which IsoRay becomes aware.

11.3.
Suspension of Deliveries.  Biocompatibles may suspend the distribution or sale of the Products if Biocompatibles shall become aware of any material non-conformity of the Products to the Specifications (see Exhibit E) or other product performance problems that in either case Biocompatibles reasonably concludes poses a risk to the health of the patient or any other party, including without limitation Biocompatibles’ staff, hospital staff, transport and delivery staff, and physicians, to the clinical efficacy of the Products or constitutes (or the continued shipment of the Products would constitute) a violation of Law or of any Regulatory Requirement.  Biocompatibles shall promptly notify IsoRay of any such suspension.  Such suspension shall remain in place until IsoRay has either implemented appropriate modifications to its pre-shipment inspection procedures designed to prevent shipment of the Products suffering from the noted defects, or identified a root cause for the failure and implemented appropriate corrective action.  Likewise, IsoRay may suspend the manufacture and shipment of the Products to Biocompatibles if IsoRay shall become aware of any similar quality, regulatory, safety or efficacy issues involving Biocompatibles’ products or services provided to customers in connection with Biocompatibles’ distribution of the Products.  IsoRay shall promptly notify Biocompatibles of any such problems.

11.4.	Replacement of Damaged or Defective Products.

11.4.1
IsoRay will replace,[**], within a period of [**] days from the date of delivery of Product(s), or at a later date as advised to IsoRay by Biocompatibles in order to coincide with the rescheduling of the relevant patient’s implant, any Product(s) which are proved to the reasonable satisfaction of IsoRay to be damaged or defective due to defects in material, or workmanship or design (other than a design made by Biocompatibles, the replacement of which shall be [**] responsibility and shall be made at [**] expense).

11.4.2	IsoRay will refund to Biocompatibles the [**] on the return of any such defective or damaged Product, and will deliver any replacement Product to Biocompatibles at [**].

IsoRay will refund Biocompatibles’ [**] for all Product required to be returned to IsoRay in the event of IsoRay’s notice of withdrawal of the Product. With the exception of events arising under Force Majeure (Section 15.1); (a) in the event of a Product recall in the Territory, IsoRay will endeavour to replace, [**], any units required to be withdrawn by Biocompatibles from the Territory and returned to IsoRay; and (b) in the event of a complete withdrawal of the Product from the Territory whereby the Product cannot be replaced by IsoRay, IsoRay will [**] to Biocompatibles [**] by Biocompatibles to IsoRay for such Product.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.	PROPRIETARY RIGHTS.

12.1.
Ownership. IsoRay and Biocompatibles shall each shall continue to own all of their respective Intellectual Property (“IP”), including IP developed or acquired by that Party after the date hereof, and nothing in this Agreement shall be construed as transferring any IP of a Party.  Nor shall this Agreement be construed to grant any license to any such IP, except as expressly provided for herein during the term hereof. Any derivative work, as relates to copyright, or improvement of a Party’s IP created by the other Party pursuant to this Agreement shall be the property of the Party who owns the IP on which the derivative work or improvement is based, unless otherwise specifically agreed in advance.

13.	TERMINATION.

13.1.
Termination for Default.   If a Party materially defaults in the performance of any of its obligations under this Agreement and does not cure such default within thirty (30) days, after receiving Notice as provided herein, then the other Party may, by giving Notice to the defaulting Party, terminate this Agreement, as of the termination date specified in the Notice.

13.2.
Termination for Cause.  IsoRay may terminate this Agreement for cause if an act or omission of Biocompatibles, its employees, officers or agents is likely to cause or has caused harm or disrepute to the Products, IsoRay’s trade names or the goodwill attached to this Agreement or associated with IsoRay's Products.  In the event IsoRay believes there is sufficient cause to terminate this Agreement for such cause, it shall provide Biocompatibles with written notice of its demand for arbitration to determine the existence of such cause and such arbitration shall commence pursuant to the terms of Section 13.4.

13.3.	Voluntary Termination. Either Party may terminate this Agreement at any time ninety (90) days prior to the end of the initial term or renewal term, as applicable.

13.4.
Arbitration to Determine Sufficient Cause. In the event IsoRay desires to terminate this Agreement for cause pursuant to Section 13.2, IsoRay may file demand for arbitration to be held in Richland, Washington under the then current commercial arbitration rules of the American Arbitration Association, in accordance with the terms set forth in this Section 13.4:

13.4.1
Unless the Parties can agree on a single arbitrator, such arbitration shall be conducted by three arbitrators, one appointed by each of Biocompatibles and IsoRay and the third selected by the first two appointed arbitrators. Each arbitrator shall be a person with relevant experience in the medical device industry. Biocompatibles and IsoRay shall instruct such arbitrators to render a determination of any such dispute within 15 business days after the appointment of the third arbitrator. Biocompatibles and IsoRay must make their respective appointments within five business days of notice being given to Biocompatibles by IsoRay of its intention to terminate the Agreement for cause pursuant to Section 13.2. Such appointed arbitrators must select the third arbitrator within five business days of the last to occur of their respective appointments. The dispute shall be resolved by submission of documents unless the arbitration panel determines that an oral hearing is necessary. The arbitration panel shall, within the overall 15 business day time constraint, determine what shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings.

13.4.2
Any determination made or award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any determination or award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between Biocompatibles and IsoRay unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys' fees) against the other Party.

13.4.3
This Section 13.4 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

14.	INSURANCE AND INDEMNIFICATION.

14.1.
IsoRay Insurance.  IsoRay shall obtain and maintain in full force and effect valid general liability and product liability insurance in respect of Products for death, illness, bodily injury and property damage in an amount not less than [**] million per occurrence; [**] million aggregate.  IsoRay shall within thirty (30) days after the Effective Date provide Biocompatibles with evidence of this coverage, provided that the existence of such coverage shall not limit IsoRay’s liability or obligations hereunder.  Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer there under will give IsoRay and Biocompatibles thirty (30) days prior written notice of such change or termination.  Pursuant to and as provided in the notice provisions of sections 11, 15 and elsewhere herein, IsoRay shall notify Biocompatibles as soon as practicable upon receipt of payment by IsoRay’s insurers on any claims related to the Products or services encompassed by this Agreement.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.2.
Biocompatibles Insurance.  Biocompatibles shall obtain and maintain in full force and effect valid general liability and product liability insurance in respect of Products for death, illness, bodily injury and property damage in an amount not less than [**] million per occurrence; [**] million aggregate.  Biocompatibles shall within thirty (30) days after the Effective Date provide IsoRay with evidence of this coverage, provided that the existence of such coverage shall not limit Biocompatibles’ liability or obligations hereunder.  Pursuant to and as provided in the notice provisions of sections 11, 15 and elsewhere herein, Biocompatibles shall notify IsoRay as soon as practicable upon receipt of payment by Biocompatibles’ insurers on any claims related to the Products or services encompassed by this Agreement.

14.3.
IsoRay’s Indemnification. To the full extent of IsoRay’s applicable general liability and product liability insurance coverage with respect to the Products, IsoRay on behalf of itself  and its directors, employees, affiliates, suppliers and agents, shall indemnify, defend and hold harmless Biocompatibles, its subsidiaries and affiliates and their directors, officers, agents and employees from and against any and all liabilities, claims, demands, damages, causes of action, losses, expenses and attorney’s fees, whether known or unknown, resulting from any and all product or material defects.

14.4.
Biocompatibles’ Indemnification. To the full extent of Biocompatibles’ applicable general liability and or other insurance coverage with respect to the Products’ distribution as described herein, Biocompatibles on behalf of itself  and its directors, employees, affiliates, suppliers and agents, shall indemnify, defend and hold harmless IsoRay, its subsidiaries and affiliates and their directors, officers, agents and employees from and against any and all liabilities, claims, demands, damages, causes of action, losses, expenses and attorney’s fees, whether known or unknown, resulting from any and all handling or mishandling, use or misuse of the Products by Biocompatibles.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.	MISCELLANEOUS PROVISIONS.

15.1.
Force Majeure. If and to the extent that a Party's performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, accident, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts, or other labor troubles, shortages of supplies or materials, utility failures or outages, action of any Regulatory Authority (excluding Product recalls), or any other similar cause beyond the reasonable control of such Party (each, a "Force Majeure Event"), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means.  The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall promptly notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.  During the pendency of the Force Majeure Event, and only during the pendency of the Force Majeure Event, the other Party may pursue alternative sources for the products or services that the Force Majeure Event has prevented it from obtaining under this Agreement.

15.2.
Assignment. No Party shall, without the consent of the other Party, assign this Agreement, except that any Party may assign this Agreement to an affiliate without such consent, and any Party may assign this Agreement in connection with a merger or acquisition of such Party or in connection with a sale of all or substantially all of the assets of such Party, provided that, in the case of an asset sale, the acquiring party agrees in writing to assume and be bound by all the obligations of the assigning Party hereunder.  This Agreement shall be binding on the Parties and their respective successors and permitted assigns.  Any assignment in contravention of this subsection shall be void.

15.3.
Notices.  Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgments, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when sent by electronic mail or delivered by hand to the address specified below.  A copy of any such notice shall also be sent by overnight express air mail on the date such notice is transmitted by electronic mail to the address specified below:

In the case of IsoRay Medical, Inc.:

Lori Woods
Chief Operating Officer
ISORAY, INC.
350 Hills Street, Ste. 106
Richland, WA 99354-5411
USA
(T)   +1.509.375.1202 x 228
(F)   +1.509.375.3473
lwoods@isoray.com
www.isoray.com

In the case of Biocompatibles:

James Matons, President
BIOCOMPATIBLES, INC.
115 Hurley Road, Building 3
Oxford, Connecticut 06478
USA
(T)   +1.203.262.0571
(F)   +1.203.262.8968
jmatons@brachysciences.com
www.brachysciences.com

Any Party may change its address, telephone, or facsimile number for notification purposes by giving the other Parties written notice of the new address, telephone, or facsimile number, and the date upon which it will become effective.

15.4.
Relationship Of Parties.  In entering into, and performing their duties under, this Agreement, the Parties are acting as independent parties.  No provision of this Agreement shall create, imply or be construed as creating a partnership, joint venture, or agency relationship between the Parties.  No Party shall have the authority to act for or bind the other Party in any respect.

15.5.
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

15.6.	Amendments. No amendment to, or change, waiver or discharge of; any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each of the Parties.

15.7.
Governing Law.  This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the Laws of [**], without giving effect to the principles thereof relating to the conflicts of Laws.

15.8.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single Agreement between the Parties.

[SIGNATURE PAGE FOLLOWS]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[SIGNATURE PAGE]

IN WITNESS WHEREOF, ISORAY MEDICAL, INC. and BIOCOMPATIBLES, INC. have caused this Agreement to be signed and delivered by its duly authorized representative

ACKNOWLEDGED and AGREED this 18th day of February, 2009:

ISORAY MEDICAL, INC.		BIOCOMPATIBLES, INC.

By:	/s/ Lori Woods	By:	/s/ James Matons
	Lori Woods		James Matons
	Chief Operating Officer		President